Exhibit 11.1

Confidential

Insider Trading Policy

BULLISH

©Bullish 2025

Confidential

Contents

1. Introduction	5
1.1 Overview	5
1.2 Who is covered	5
1.3 Consequences	5
1.4 Actions if you think this Policy has not been met	6
2. What is Material Non-Public Information	6
2.1 Material information	6
2.2 Non-public information	7
2.3 Information barriers	7
3. Scope of ”trading”	7
4. Rules about trading and disclosure	8
4.1 Do not trade Bullish Securities if you have Material Non-Public Information	8
4.2 Do not disclose Material Non-Public Information about Bullish	8
4.3 Do not trade digital assets if you have confidential material information	9
5. Additional rules applicable to all Employees	9
5.1 Blackout periods	9
5.2 Other restricted transactions	10
5.2.1 No trading or tipping in relation to other companies	10
5.2.2 No short sales or trading derivatives of Bullish Securities	10
5.2.3 Options and RSUs under incentive plan	10
5.2.4 No margin accounts or pledges	11
5.2.5 Limited use of standing orders	11
5.3 Other prohibited transactions	11
5.4 Additional restrictions	12
6. Additional rules applicable to Restricted Persons	12
6.1 Quarterly blackout periods	12
6.2 Preclearance requirement	12
7. Policy exceptions	13
7.1 Gifts	13
7.2 Discretionary accounts	13
7.3 10b5-1 plans	13
7.4 Options and RSUs under incentive plan	14
7.5 Exception for legal entities	14

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7.6 Other exceptions	14
8. Monitoring and attestations	14
8.1 Monitoring trading	14
8.2 Attestation	14
9. Training	15
10. Roles and responsibilities	15
11. Record retention	16
12. Enquiries	16
13. Review schedule	16
14. Document control information	17
15. Revision history	17
Appendix - Additional examples of information that may be “material”	18

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Abbreviations and definitions

Term	Meaning
Approving Person

The person designated by the Board as responsible for giving certain approvals and making certain determinations in accordance with this Policy. As of the effective date of this Policy, the Approving Person is:

●         In relation to Bullish Securities, the General Counsel.

●         In relation to other Securities and digital assets, the Group Head of Compliance.

Bullish Group (or the Group)	Bullish and its subsidiaries.
Bullish Securities	Securities issued by Bullish, including Bullish’s shares listed on the NYSE.
Employee

A person employed or appointed by Bullish Group or acting on behalf of Bullish Group to conduct its business, including:

●         directors;

●         officers;

●         full-time employees;

●         part-time employees;

●         any consultants, agents, advisors or contractors; and

●         any other person that is designated and notified by Bullish as being covered by this Policy from time to time.

Material Non-Public Information	Any material, non-public information relating to Securities or an issuer of Securities. For an explanation of what information may be “material”, or “non-public”, see section 3 below.
Related Person

These are parties outside Bullish but related to an Employee and include:

●         an Employee’s spouse;

●         minor children or anyone else living in an Employee’s household;

●         partnerships in which an Employee is a general partner;

●         trusts of which an Employee is a trustee;

●         estates of which an Employee is an executor; and

●         any other legal entities controlled by an Employee.

Although an Employee’s parent, sibling, adult child or other relative may not be considered a Related Person (unless living in the same household), Employees must be mindful of not disclosing Material Non-Public Information to them.

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Term	Meaning
Restricted Persons

These are Employees who are at an enhanced risk of possessing Material Non-Public Information with respect to Bullish Securities and who therefore must exercise greater diligence to comply with insider trading prohibitions.

The following people are always Restricted Persons:

●         All Bullish directors;

●         All executive officers; and

●         All members of Senior Management.

In addition, this group may include certain senior finance, legal, HR, business development, investor relations, corporate communication and management Employees, as well as other Employees in a role that makes it likely they will have involvement with Material Non-Public Information.

The list of Restricted Persons should be maintained by Compliance and updated on a quarterly basis (in consultation with the Approving Person). Employees on this list will be notified by Compliance that they are considered a Restricted Person under this Policy.

Securities	Securities, shares, stocks, bonds, notes or other financial instruments.
Senior Management	Persons reporting to the Board, undertaking day-to-day management of the Group’s businesses and having oversight responsibility of the policies contained herein.

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1.	Introduction

1.1	Overview

Bullish is committed to maintaining market integrity, promoting compliance with applicable laws and regulations and meeting the expectations of regulatory authorities, customers and the market. Bullish recognizes the importance to Employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies, and that investment in securities and digital assets may be an appropriate component of any financial strategy. Taking advantage of material non-public information conflicts with the fundamental principle that all participants in a marketplace should have fair access to the same information, and can have severe consequences.

In particular, U.S. federal and state securities laws make it illegal for anyone to trade in a company’s securities, or cause the trading of a company’s securities, while in possession of Material Non-Public Information. Doing so is considered a breach of duty owed to the source of the information and is not permitted by this Policy. This conduct is referred to as insider trading and may result in civil or criminal penalties.

This Policy is intended to help protect Employees and Bullish from legal risks and reputational damage arising from actual or perceived behaviours related to Employees’ dealings in securities, digital assets and related products that fall below the expectations of regulatory authorities, customers or the market generally. This Policy should be read in conjunction with the relevant policies adopted by specific Bullish businesses and entities.

The actual and perceived integrity of Bullish, its Employees and the markets that Bullish operates in are of critical importance to the operation and success of the business. Employees should therefore consider and strive to support market integrity at all times.

1.2	Who is covered

This Policy applies to all Employees, and the same restrictions that apply to Employees apply to their Related Persons. Each Employee is responsible for understanding and complying with this Policy and ensuring compliance by their Related Persons.

1.3	Consequences

Bullish considers strict compliance with this Policy to be a matter of utmost importance. Adherence to the Policy – including any related procedures, guidance or manuals – is mandatory for all Employees and non-compliance may result in disciplinary action and/or breach of contract proceedings, including termination of employment.

In addition, a Policy breach may also constitute a breach of law and may result in criminal conviction, civil and /or financial penalties and potential imprisonment. Bullish may have to report a breach to the appropriate regulatory authority or enforcement agency without prior notification to the Employee.

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It is important that Employees understand the breadth of activities that may constitute insider trading and the potential consequences, which can be severe. Cases have been successfully prosecuted against individuals who trade by using Material Non-Public Information, including when such trading occurs through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The U.S. Securities and Exchange Commission and the U.S. Department of Justice pursue insider trading violations vigorously. Violations of U.S. insider trading laws can result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained, or losses avoided. Agencies outside of the United States take a similar approach under local insider trading laws.

1.4	Actions if you think this Policy has not been met

Please report your concerns immediately to Compliance should you be aware of or suspect activities that contravene any this Policy.

When applicable, an appropriately authorised officer of Bullish should bring any non-compliance to the attention of any relevant governmental authority within a reasonable timeframe.

2.	What is Material Non-Public Information

2.1	Material information

Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a Security or where the information is likely to have a significant effect on its market price.

Examples of material information are:

●	Unpublished financial or operational results or projections, including earnings information;
●	Pending or proposed mergers, acquisitions, dispositions, or other transactions;.
●	Significant changes in corporate objectives or ownership structure;
●	Significant sale of assets;
●	Changes in dividend or stock repurchase policies;
●	Financial liquidity problems;

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●	Cybersecurity risks and incidents, including vulnerabilities and breaches; or
●	Other items listed in the Appendix.

If an Employee is unsure whether particular information is material, the Employee should presume that it is material and consult with Compliance before disclosing such information or trading on the basis of such information.

2.2	Non-public information

Information is “non-public” if it is not available to the general public.

In relation to Securities, in order for information to be considered public, it must have been disclosed in public filings with the SEC or widely disseminated in a manner making it generally available to investors through such media as Bloomberg, Reuters, The Wall Street Journal, Associated Press, and similar. The fact that information has been disclosed to a few members of the public does not make it public for these purposes.

In addition, even after information has been publicly announced, a reasonable period of time must elapse in order for the market to react to the information. Publicly announced information is not treated as public until one full trading day after an announcement.

For example, if Bullish makes an announcement before the commencement of trading on a Monday, an Employee must not trade in Bullish Securities until Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). If an announcement is made after trading begins on a Monday, an Employee must not trade in Bullish Securities until Wednesday. If the announcement is made on Friday after trading begins, an Employee must not trade in Bullish Securities until Tuesday of the following week.

2.3	Information barriers

Without limiting the above, Employees should be aware that they may come into possession of Material Non-Public Information if they are behind an information barrier maintained under the Bullish Group Information Barrier Procedures in respect of a project, transaction or matter.

3.	Scope of “trading”

For the purposes of this Policy, the terms “trade” and “trading” cover virtually all transactions, including purchases, sales, pledges, trading futures, options or other derivatives, hedges, loans and gifts, as well as other direct or indirect transfers. All of the foregoing are considered examples of trading for the purposes of this Policy.

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4.	Rules about trading and disclosure

4.1    Do not trade Bullish Securities if you have Material Non-Public Information

Employees and their Related Persons must not trade Bullish Securities while in possession of Material Non-Public Information about Bullish.

Employees must not advise or procure others to transact in Bullish Securities on the basis of Material Non-Public Information.

It makes no difference whether or not the Employee or Related Person relied upon or used Material Non-Public Information in deciding to transact – if an Employee is aware of Material Non-Public Information, the prohibition applies. Employees should avoid even the appearance of an improper transaction to preserve Bullish’s reputation for adhering to the highest ethical standards of conduct.

The ultimate responsibility for determining whether an Employee is aware of Material Non-Public Information rests with that Employee in all cases.

Even after Bullish has publicly announced information, a reasonable period of time must elapse in order for the market to react to the information. Publicly announced information is not treated as public until one full trading day after an announcement. For example, if an announcement is made before the commencement of trading on a Monday, an Employee must not trade in Bullish Securities until Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). If an announcement is made after trading begins on a Monday, an Employee must not trade in Bullish Securities until Wednesday. If the announcement is made on Friday after trading begins, an Employee must not trade in Bullish Securities until Tuesday of the following week.

4.2	Do not disclose Material Non-Public Information about Bullish

Employees must not communicate Material Non-Public Information about Bullish to any other persons without appropriate authorisation.

While an Employee may be liable for disclosing or trading on Material Non-Public Information, insider trading violations are not limited to disclosing or trading by Employees. Any person who trades on Material Non-Public Information disclosed to them by the Employee without authorization may also be liable for insider trading.

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on any social media, blog, website, app, or any other digital media.

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4.3    Do not trade digital assets if you have confidential material information

Employees and their Related Persons must not trade digital assets while aware of confidential material information about those digital assets.

For these purposes:

●

Information is considered “confidential” if the information (i) is non-public, (ii) was obtained by the Employee in the course of their duties at the Group and (iii) is subject to an obligation of confidentiality on the part of the Employee or the Group.

●

Information is considered “material” where there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold the digital asset or where the information is likely to have a significant effect on its market price. Examples of information that may be material in relation to digital assets are:

○	Governance decisions;
○	Material information about related foundations, issuers or networks;
○	Listing or de-listing decisions by major exchanges or platforms; or
○	Cybersecurity risks and incidents, including vulnerabilities and breaches.
●	The following is presumed not to be confidential material information:
○	Information that is general or speculative in nature;
○	Information derived from observable on-chain activity; or
○	Information gained from participating in the digital assets ecosystem outside of the Employee’s duties at the Group.

It makes no difference whether or not the Employee or Related Person relied upon or used such material confidential information in deciding to transact – if an Employee is aware of such information, the prohibition applies.

Employees must not disclose confidential information unless properly authorized.

5.	Additional rules applicable to all Employees

5.1	Blackout periods

Employees subject to a blackout period, and their Related Persons, must not trade in the relevant Securities or digital assets until notified that the blackout period has ended.

From time to time, Bullish may impose a blackout period in relation to specified Securities or digital assets if deemed appropriate to maintain market integrity, protect the interests of customers, or to preserve the reputation of Bullish and its Employees. This kind of blackout period may be imposed in connection with a potential acquisition or significant transaction, a financial analyst conference, an earnings release or other material development.

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Blackout periods may be made applicable to all or specified Employees. Blackout periods will be communicated to all affected Employees by or on behalf of Compliance or the Approving Person.

Affected Employees must not disclose within or outside Bullish that they are subject to a blackout period in respect of the relevant Securities or digital assets.

Notwithstanding the above, a blackout period does not prohibit trading pursuant to an approved 10b5-1 plan.

5.2	Other restricted transactions

To avoid even the appearance of impropriety, additional restrictions on trading and other activities by Employees and Related Persons apply as described below.

5.2.1    No trading or tipping in relation to other companies

Employees and their Related Persons must not trade the Securities of any other publicly-traded company, including Bullish’s customers and other companies with which Bullish has a business relationship, while aware of Material Non-Public Information about that company regardless of the source of such Material Non-Public Information. Employees must not communicate such Material Non-Public Information to any other person without Bullish’s authorization.

5.2.2	No short sales or trading derivatives of Bullish Securities

Bullish believes it would be inappropriate and create a conflict of interest for Employees to engage in transactions that may profit from or offset a decrease, or limit the ability to profit from an increase, in the value of Bullish Securities held (such as short sales, prepaid variable forward contracts, options, equity swaps or collars, among others).

Employees and their Related Persons must not engage in short sales of Bullish Securities.

Employees and their Related Persons must not trade in derivatives of Bullish Securities or otherwise engage in any transactions that hedge or offset any decrease in the market value of Bullish Securities or limit Employees’ ability to profit from an increase in the market value of Bullish Securities.

5.2.3	Options and RSUs under incentive plan

The prohibitions and restrictions on trading Bullish Securities apply in respect of cashless exercise of options granted under Bullish’s incentive plan.

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The prohibitions and restrictions on trading Bullish Securities apply to any Bullish Securities issued on the exercise of such options (including to satisfy taxes) and any Bullish Securities vested/delivered.

5.2.4	No margin accounts or pledges

Employees and their Related Persons must not hold Bullish Securities in a margin account or pledge them as collateral for a loan. This prohibition is extended as margin or foreclosure sales may occur at a time when they are aware of Material Non-Public Information about Bullish or otherwise are not permitted to trade in Bullish Securities.

A policy exception under section 5 may be given where the Employee wishes to pledge the Bullish Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities or that appropriate measures are in place to mitigate the risk of unlawful insider trading.

5.2.5	Limited use of standing orders

Standing orders to purchase or sell Bullish Securities should be used only for three business days. A standing order placed with a broker to sell or purchase securities at a specified price leaves the Employee or their Related Person with no control over the timing of the trade. A standing order trade executed by the broker when the Employee is aware of Material Non-Public Information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan approved by Bullish is permitted.

5.3	Other prohibited transactions

Employees must not undertake or engage in:

●	Any transaction that is prohibited under any applicable law or regulation.
●	Any transaction that involves the misuse or improper disclosure of information.
●	Any transaction that is, or forms part of, any behaviour that amounts to (or is reasonably likely to be seen as):
○

Artificially inflating or deflating the price of Securities or digital assets or otherwise influencing the behaviour of the market through abusive or illegitimate practices (also known as “market manipulation”).

○	Transacting in Securities or digital assets based on insider knowledge of a future transaction that will affect its price (also known as “front running”).
○	Any form of fraud, deception, activity designed to deceive others in their market activity..

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5.4    Additional restrictions

Within certain of the Group’s businesses and entities, specified Employees may be subject to additional disclosure, pre-clearance and reporting requirements relating to transacting in Securities and digital assets, as documented in relevant policies and procedures adopted for those businesses or entities.

6.	Additional rules applicable to Restricted Persons

6.1    Quarterly blackout periods

Restricted Persons and their Related Persons must not trade in Bullish Securities during the quarterly blackout periods.

This prohibition applies regardless of whether the Restricted Person is in possession of Material Non-Public Information.

Bullish has designated the quarterly blackout periods set out in the table below because these are the times when there is likely to be Material Non-Public Information that may be available to Restricted Persons.

Quarter	Blackout period begins	Blackout period ends
1	15 March	One full trading day after public announcement of relevant quarter’s financial results
2	15 June
3	15 September
4	15 December

Notwithstanding the above, a quarterly blackout period does not prohibit trading pursuant to an approved 10b5-1 plan.

6.2    Preclearance requirement

Restricted Persons must obtain preclearance from the Approving Person before they or their Related Persons trade Bullish Securities.

The Approving Person is under no obligation to approve a transaction submitted for preclearance and may determine not to permit a transaction, even if, in their view, it may not violate securities laws or a specific provision of this Policy. The fact that a particular intended transaction has been denied preclearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Approving Person. The Approving Person must obtain preclearance for their own transactions from the CEO or CFO.

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If a request for preclearance is approved, the Restricted Person has three business days to effect the transaction (or, if sooner, before commencement of any applicable blackout period).

Under no circumstance may the Restricted Person or their Related Person transact in Bullish Securities while aware of Material Non-Public Information, even if precleared. If the Restricted Person becomes aware of Material Non-Public Information after receiving preclearance, but before the transaction has been executed, the Restricted Person must not undertake the precleared transaction.

Bullish’s approval of any particular transaction under this preclearance process does not insulate any Restricted Person from liability under securities laws. The ultimate responsibility for determining whether a Restricted Person is aware of Material Non-Public Information rests with that Restricted Person in all cases.

7.	Policy exceptions

7.1	Gifts

Section 4, 5 and 6 do not prohibit the acquisition of Securities or digital assets as a result of a gift or inheritance.

7.2	Discretionary accounts

Sections 4, 5 and 6 do not prohibit transactions in Securities or digital assets undertaken under a discretionary managed account or equivalent arrangement over which there is no direct or indirect influence or control by an Employee, where such arrangement has been disclosed to and approved by Compliance in advance of relying on this dispensation.

7.3	10b5-1 plans

Certain restrictions in sections 4, 5 and 6 do not apply to transactions made pursuant to a valid 10b5-1 plan approved by Bullish. SEC Rule 10b5-1 allows insiders of publicly-traded corporations to set up a so-called 10b5-1 plan to trade in securities. They are passive trading plans (plan holders relinquish direct control over trades), that allow certain insiders, such as officers and directors, to purchase and sell Bullish Securities, even when they are in possession of Material Non-Public Information or during a blackout period. In general, Rule 10b5-1 permits an insider to sell (or buy) a predetermined number of shares at a predetermined time.

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7.4	Options and RSUs under incentive plan

The prohibitions and restrictions on trading Bullish Securities do not apply to (i) exercising options granted under Bullish’s incentive plan for cash, or (ii) withholding or deduction of Bullish Securities to meet tax requirements upon exercise of options or vesting/delivery of restricted stock under Bullish’s incentive plan.

7.5	Exception for legal entities

Where an exception is requested in relation to trading by a Related Person that is a legal entity (including a partnership, trust or company), the Approving Person will take into account whether the entity represents to Bullish that it has in place appropriate information barrier policies aimed at ensuring that no person approving or undertaking such trading is aware of Material Non-Public Information as contemplated by SEC rule 10b5-1(c)(2).

7.6	Other exceptions

In certain limited circumstances, a transaction otherwise prohibited by this Policy may be permitted if, prior to the transaction, the Approving Person determines that the transaction is not inconsistent with the intent and purpose of this Policy.

The existence of a personal financial emergency does not excuse an Employee from compliance with this Policy and will not be the basis for an exception to the Policy for a transaction that is inconsistent with the intent and purpose of the Policy.

8.	Monitoring and attestations

8.1	Monitoring trading

Employees may be requested to identify accounts or services where they transact in Securities and digital assets and to provide statements or transaction reports so that compliance with this Policy can be monitored. Disclosures are kept strictly confidential, but may be necessary due to the risks that such transactions may present to Bullish, its customers and the wider market.

8.2	Attestation

On an annual basis, or in the event of any material changes to this Policy being communicated by Compliance, all Employees must provide an attestation that they have read, understood and agreed to abide by this Policy.

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9.	Training

Bullish promotes a culture of compliance and awareness. Training is part of onboarding for Employees and refresher training will be provided annually and recorded in the Bullish training system.

10.	Roles and responsibilities

Role	Responsibility
Employee	● ● ●

Undertake all required training relating to this Policy.

Conduct any and all transactions in Bullish Securities, other Securities and digital assets in compliance with this Policy.

Provide all necessary attestations as and when required.

Compliance	● ● ● ● ●

Manage and promptly communicate ad hoc blackout periods in line with this Policy.

Monitor compliance with this Policy by Employees.

Act as point of escalation regarding any issues related to this Policy.

Oversee processes, including annual review and updating, in line with this Policy.

Keep the Board informed of any noteworthy information in relation to any identified breaches or circumvention of this Policy.

Board	●	Take ultimate responsibility for the implementation, adequacy and performance of Bullish’s control environments.
Senior Management	● ● ●

Take an active role in overseeing the adequate application of this Policy.

Actively respond to reported breaches or circumvention of this Policy.

Clearly and consistently communicate to all Employees the importance of compliance with this Policy.

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11.	Record retention

All documentation relating to Employees’ compliance with this Policy must be retained for a period of at least seven (7) years following the date of the records, the date of execution of any transactions recorded under this Policy, or the cessation or termination of the Employee's employment.

These periods may be extended, if requested or instructed by a regulatory or legal authority. Any such extension will be requested via, and subsequently overseen by Compliance.

12.	Enquiries

Any questions about this Policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Group Head of Compliance.

13.	Review schedule

This Policy should be reviewed at least annually and/or on a material change in applicable laws, regulations or business operations. Changes to this Policy may be approved by the Board.

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14.	Document control information

Document Control Information
Document Owner	General Counsel
Board Approved/Date	1 August 2025
Review Cadence	Once per calendar year
Document Classification	Internal Use

15.	Revision history

Revision Level	Date	Revised By	Description of Change
Version 1.0	10 August 2025	N Armstrong	Original version

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Appendix - Additional examples of information that may be “material”

Financial Information:

●	Dividends
●	Corporate earnings or earnings forecasts
●	The financial condition and results of operations or changes in asset value
●	Material impairments
●	Negotiations for mergers, acquisitions or dispositions of significant subsidiaries or assets
●	Capital investment plans or changes in such plans
●	Significant borrowings or financings, or defaults on borrowings
●	New equity or debt offerings
●	Changes in accounting methods and write-offs
●	Changes in certifying accountants (including auditor notification that a company may no longer rely on an auditor's audit report)
●	Material increases or decreases in the amount outstanding of securities or indebtedness
●

Changes in securities or in the security for registered securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities)

Non-financial Information:

●	Significant changes to the scale and/or complexity of business operations
●	Achievement of significant business milestones
●	Significant new strategic partners or notable clients
●	Significant new contracts or the loss of a significant contract, or other developments regarding customers or suppliers
●	Significant new products or services
●	Significant marketing plans or changes in such plans
●	Material litigation, administrative action or governmental investigations or inquiries about a company or any of its affiliated companies, officers or directors
●	Regulatory approvals/licenses and changes in such approvals/licenses
●	Any substantial change in industry circumstances or competitive conditions which could significantly affect a company’s earnings or prospects for expansion
●	Changes in business, management or control or other significant personnel changes
●	Material technology or security issue
●	Significant service disruption event or third-party failure
●	Material customer restitution or compensation issues
●	Material customer privacy issue
●	Amendments to Articles of Incorporation or Bylaws
●	Significant exposure to external risk factors
●	Significant matters that affect the functioning of internal control
●	Bankruptcies or receiverships

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